Exhibit 10.2
EXECUTION COPY
EMPLOYMENT AGREEMENT
This Employment Agreement (this “Agreement”) is made and entered into as of July 26, 2016, between Independent Bank Group, Inc., McKinney, Texas (“IBG”) and Torry Berntsen (the “Executive”).
RECITALS
WHEREAS, the Executive is currently an executive officer of IBG;
WHEREAS, IBG and its subsidiary, Independent Bank, have restructured their respective executive leadership teams which has resulted in a reassignment of the Executive’s duties, responsibilities, and compensation;
WHEREAS, IBG and the Executive desire to set forth the restructured terms and conditions of the Executive’s employment at IBG;
NOW, THEREFORE, in consideration of the mutual promises, benefits and covenants herein contained, IBG and Executive hereby agree as follows:
1.Effective Date; Term. This Agreement shall be effective as of the date hereof (the “Effective Date”). IBG employs the Executive, and the Executive accepts such employment, for the period commencing on the Effective Date and continuing through December 31, 2020 (the “Term”).This Agreement may be terminated prior to the expiration of the Term as provided in Section 4 of this Agreement.
2.    Position and Duties.
2.3    During the Term, IBG shall employ the Executive as President. The Executive shall oversee IBG’s investment banking, correspondent banking, rating agency and other similar type financial institution relationships, manage institutional investor relations, work with IBG’s Chief Financial Officer on capital market transactions and earnings reporting, and have such other similar duties as assigned from time to time by IBG’s Chairman and Chief Executive Officer, including sitting on various committees of IBG and IBG’s subsidiary, Independent Bank. Any written communication regarding the Executive’s employment and position with IBG shall be mutually acceptable to IBG and the Executive, such consent not to be unreasonably withheld.
2.4    Executive agrees to serve IBG faithfully and to the best of the Executive’s ability; provided, however, that IBG acknowledges and agrees that the Executive may provide services to Vincent Viola related entities and personal interests as long as such services do not violate the non-

competition and non-solicitation provisions of the Restricted Stock Agreements. The Executive agrees at all times to perform all his duties in accordance with applicable laws, rules and regulations and the policies and procedures of IBG applicable to officers in effect from time to time.
3.    Compensation, Benefits and Expenses. As compensation for the services to be provided to Employer by Executive and in consideration of the covenants of Executive set forth herein, Executive shall receive the following compensation.
3.3    Salary. During the period from the Effective Date through December 31, 2016, IBG shall continue to pay to the Executive the Executive’s annual base salary in effect as of the Effective Date and shall pay to the Executive an annual incentive cash bonus for 2016 (consistent with the previous year’s annual cash bonus paid to the Executive) on or before January 31, 2017. Beginning January 1, 2017 and continuing through the Term of this Agreement, IBG shall pay to Executive an annual base salary of $300,000.00 (the “Base Salary Amount”) in equal installments pursuant to IBG’s standard payroll policies and subject to such withholding or deductions as may be mutually agreed between IBG and the Executive or required by law.
3.4    Stock Grant. IBG shall grant and issue to the Executive the following restricted shares of its common stock. The number of shares granted shall be determined by dividing the dollar amount set forth below (the “Stock Grant Cash Amount”) by the market price of the shares of IBG common stock on the date of grant:

◦	$220,000 on or before January 31, 2017

◦	$110,000 on or before January 31, 2018

◦	$110,000 on or before January 31, 2019

◦	$110,000 on or before January 31, 2020

◦	$110,000 on or before December 31, 2020
The grant and issuance of the restricted shares provided for in this Section 3.2 is subject to the terms and conditions of IBG’s 2013 Equity Incentive Plan (the “Plan”), a copy of which has been provided to the Executive. Such grant of restricted shares shall be pursuant to, and evidenced by, a Restricted Stock Agreement as provided for in the Plan and be subject to a three year vesting requirement.
3.5    Fringe Benefits. During the period of his employment, Executive shall be entitled to participate in IBG’s (i) group health plan, (ii) group disability insurance plan, (iii) life insurance benefits, (iv) 401(k) plan benefits, and (v) other benefits consistent with those provided by Employer to other officers of similar positions with IBG. Executive will be entitled to four weeks of paid time off each year; no more than two consecutive weeks may be taken at any given time in each fiscal year. The Executive shall be entitled to administrative assistant support during the Term similar to the support currently being provided.
3.6    Expenses. During the Term, IBG authorizes Executive to incur reasonable and necessary out-of-pocket business expenses in the course of performing his duties and rendering services hereunder in accordance with Employer’s policies with respect thereto, including the cost of commercial airfare for one round trip to New York, New York per month (not to exceed $1,250 (including change fees) per month), and IBG shall reimburse Executive for all such expenses, provided (i) such expenses and the purpose for which they were incurred are in accordance with Employer’s policies, and (ii) the Executive timely submits to IBG expense reports and substantiation of the expenses in accordance with Employer’s policies. In such event, any such reimbursement shall be made as soon as practicable and in no event later than the end of the calendar month following the calendar month in which the expenses were incurred and submitted for reimbursement.
4.    Termination. This Agreement shall terminate upon the death or disability of the Executive, the voluntary resignation by the Executive, and the termination of employment by IBG. The following sets forth IBG’s obligations to the Executive upon each of these events.
4.3    Termination Upon Death. Upon death of the Executive during the Term, IBG shall pay to the Executive’s estate a lump sum payment representing all compensation and benefits earned by the Executive and unpaid at the date of termination. Upon such payment, IBG shall have no further obligation to the Executive or his estate under this Agreement.
4.4    Termination Upon Disability. Upon the disability of the Executive during the Term, IBG shall continue to pay to the Executive his Base Salary Amount until the earlier to occur of (a) 90 days after the date of termination, or (b) the date the Executive begins receiving long term disability insurance benefits. Upon such payment, IBG shall have no further obligation to the Executive under this Agreement.
4.5    Voluntary Resignation. If the Executive voluntarily resigns from his position with Employer without Good Reason, IBG shall pay to the Executive a payment representing all compensation earned by the Executive and unpaid at the date of termination. Upon such payment, IBG shall have no further obligation to the Executive under this Agreement.
4.6    Termination for Cause. Employer may terminate this Agreement for Cause (as defined below) pursuant to notice in writing to Executive, specifying such Cause with reasonable particularity. Executive shall have thirty (30) days from receipt thereof in which to cure the act or omission complained of, unless the act or omission of its very nature cannot be cured. If no cure has been or can be effected within the time allowed, the Executive’s employment and this Agreement shall thereupon terminate. For purposes hereof, “Cause” shall be limited to (a) any material act of self-dealing between Employer and Executive which is not disclosed in full to, and approved by, the Board; (b) deliberate falsification by Executive of any records or reports; (c) fraud on the part of Executive against IBG or any subsidiary or affiliate; (d) theft, embezzlement, or misappropriation by Executive of any funds of Employer, or conviction of any felony; (e) execution of any document transferring, or creating any material liens or encumbrance on, any material property of Employer, not in the ordinary course of business, without authorization of the Board; (f) the Executive’s engaging in inappropriate behavior which is determined by IBG following due investigation to be sexual harassment or assault, (g) the declaration by an independent medical authority that Executive is addicted to drugs or alcohol; or (h) any recommendation or suggestion by any bank regulatory authority that Executive’s employment must be terminated. In the event of Executive’s termination for reasons described in this Section 4.4, this Agreement will terminate; provided IBG shall pay to the Executive a payment representing all compensation earned by the Executive and unpaid at the date of termination and IBG shall have no further obligation to the Executive under this Agreement.
4.7    Termination by Employer without Cause or by Executive for Good Reason. IBG may terminate the Executive’s employment without Cause pursuant to thirty (30) days prior written notice to the Executive. Further, Executive may voluntarily terminate this Agreement for Good Reason pursuant to thirty (30) days prior written notice to IBG. For the purpose hereof, “Good Reason” shall be limited to (a) the assignment to Executive of any duties or responsibilities inconsistent in any material respect with Executive’s position (including a change in his reporting relationships), authority, duties or responsibilities as set forth herein, or any other action by IBG which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by IBG promptly following receipt of notice thereof given by Executive; (b) a reduction in the Base Salary Amount; (c) the material breach by IBG of any other provision of this Agreement; or (d) the requirement by IBG that Executive be based anywhere other than in Collin County, Texas. Notwithstanding the foregoing, the Executive cannot terminate his employment for Good Reason unless he has provided written notice to IBG of the circumstances alleged to constitute Good Reason and IBG has had at least 30 days from the date on which such notice is provided to cure such circumstances. In the event that IBG does not timely cure such circumstances and if the Executive does not terminate his employment for Good Reason within 90 days of the first occurrence of the applicable circumstances, the Executive shall be deemed to have waived his right to terminate for Good Reason with respect to such circumstances.
Upon termination without Cause or for Good Reason, IBG shall continue to pay the Base Salary Amount through the end of the Term, pay (on the dates set forth in Section 3.2) an amount of cash equal to the Stock Grant Cash Amount for any grants of restricted stock that have not yet been made pursuant to Section 3.2, and provide the benefits to the Executive provided for herein until the end of the Term.

4.6    Termination Upon Change in Control. If, during a period that begins upon a Change in Control (as defined in Section 9(b) of the Plan) and ends 12 months following a Change in Control, (a) the Company terminates the Executive’s employment without Cause or the Executive terminates his employment for Good Reason, and (b) the Executive signs and allows to become effective a general release of all known and unknown claims in a form mutually satisfactory to the Company and the Executive (the “Release”), then (i) IBG shall pay to the Executive a lump sum cash amount equal to the greater of (x) the aggregate unpaid Base Salary Amount payable to the Executive through the end of the Term, plus an amount of cash equal to the aggregate Stock Grant Cash Amount for all grants of restricted stock that have not yet been made pursuant to Section 3.2 (the “Aggregate Stock Grant Cash Amount”), or (y) the aggregate Base Salary Amount for two years, plus the Aggregate Stock Grant Cash Amount (the “Change in Control Amount”), and (ii) notwithstanding the termination of the Executive’s employment or any other provision of the Independent Bank Survivor Benefit Plan (the “BOLI Plan”) or the Independent Bank Survivor Benefit Plan Participation Agreement between Independent Bank and the Executive (the “Participation Agreement”), the Executive shall continue to be a “Participant” in the BOLI Plan such that if the Executive dies before attaining age 65, and provided that Independent Bank actually receives sufficient proceeds from a life insurance policy insuring the life of the Executive, then the Company shall pay to the Executive’s “Beneficiary” (as defined in the BOLI Plan and the Participation Agreement), as a survivor benefit, a single lump sum cash payment equal to the Executive’s annual base salary in effect on the date of the termination of the Executive’s employment. Such payment shall be made within thirty days following the Executive’s date of death. IBG shall deduct from the Change in Control Amount all federal, state, local income or employment taxes required to be withheld or paid pursuant to applicable law. IBG shall pay the Change in Control Amount in a single lump sum cash payment on the later of (1) the date the termination of Executive’s employment becomes effective, or (2) the date the Release becomes effective.
(a)    Notwithstanding anything in this Section 4.6 to the contrary, if the payment of the Change in Control Amount to or on behalf of the Executive, when added to all other amounts and benefits payable to or on behalf of the Executive resulting from a Change in Control, would constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this Section 4.6(a), would result in the imposition of an excise tax under Section 4999 of the Code, the amounts and benefits payable hereunder shall be reduced to such extent as may be necessary to avoid such imposition of excise tax. The Executive shall have the right to specify which amounts and benefits shall be reduced to satisfy the requirements of this Section 4.6(a). All calculations required to be made under this Section 4.6(a) will be made by IBG’s independent public accountants, subject to the right of Executive’s representative to review the same. The parties recognize that the actual implementation of the provisions of this Section 4.6

(a) are complex and agree to deal with each other in good faith to resolve any questions or disagreements arising hereunder.
4.3    Continuing Obligations. The obligations of IBG under this Section 4 shall survive termination of the Executive’s employment and the expiration or termination of this Agreement.
5.    Confidentiality and Restrictive Covenants. The Executive acknowledges that the Restricted Stock Agreements providing for previous grants of restricted stock and for the grants of restricted stock contemplated by this Agreement include covenants regarding confidentiality, non-competition and non-solicitation, and agrees that the Executive is and will continue to be subject to such provisions following the execution of this Agreement.
6.    Miscellaneous.
6.3    409A Compliance. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”), or, if not so exempt, to be paid or provided in a manner that complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. If any payments or benefits due to Executive hereunder would cause the application of an accelerated or additional tax under Section 409A, such payments or benefits shall be restructured in a manner which does not cause such an accelerated or additional tax.
6.4    Dispute Resolutions. Any and all disputes that arise out of or relate to the provisions of this Agreement, or the alleged breach thereof, shall be resolved by arbitration in accordance with the Federal Arbitration Act and in accordance with the Employment Arbitration Rules of the American Arbitration Association (AAA) before a single arbitrator who shall be selected in accordance with the AAA rules. The arbitrator must have at least ten years’ experience in employment matters. Arbitration will be conducted in Collin County, Texas. Judgment may be entered upon the final award of the arbitrator.
6.5    Notices. Any notices under this Agreement shall be in writing and shall be given by personal delivery, by local courier service, by certified or registered letter, return receipt requested, or by a nationally recognized overnight delivery service; and shall be deemed given when delivered in person or by local courier or upon actual receipt of the facsimile or certified or registered letter, or on the business day next following delivery to a nationally recognized overnight delivery service at the addresses set forth below of this Agreement or to such other address or addresses as either party shall have specified in writing to the other party hereto.

If to IBG:
Mr. David R. Brooks
        Chairman of the Board
        Independent Bank
        1600 Redbud Blvd., Suite 400
        McKinney, Texas 75069
If to Executive:
Torry Berntsen
_____________________
        _____________________

6.6    Governing Law. ALL QUESTIONS PERTAINING TO THE VALIDITY, CONSTRUCTION, EXECUTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH, AND BE GOVERNED BY, THE LAWS OF THE STATE OF TEXAS. EXCLUSIVE VENUE FOR DISPUTES ARISING UNDER THIS AGREEMENT SHALL BE COLLIN COUNTY, TEXAS.

6.7    Entire Agreement; Amendment or Modification. This Agreement constitutes the entire agreement of the parties hereto with respect to the matters contained herein and supersedes all prior agreements between the parties. No modification or amendment of any of the provisions of such agreements shall be effective unless in writing and signed by the Executive and Employer. No failure to exercise any right or remedy hereunder shall operate as a waiver thereof. No term or condition of this Agreement shall be deemed to have been waived, nor shall a party be estopped from enforcing any provision of this Agreement, except by a statement in writing signed by the Executive or Employer, whichever party against whom such waiver or estoppel is sought. If any provision of this Agreement is found to be unreasonably broad, it shall nevertheless be enforceable to the extent reasonably necessary to protect IBG and to the greatest extent permitted by law. If any provision of this Agreement is determined to be invalid or unenforceable, such provision shall be reformed to the extent necessary to make it valid or enforceable and to carry out the intent of the parties, or if such reformation is not possible, the remaining provisions of this Agreement shall continue in full force and effect.
6.8    Successors and Binding Nature. IBG shall require any successor (whether direct or indirect, by purchase, merger, consolidation or other business combination, or otherwise) to expressly assume and agree to perform this Agreement (or cause it to be performed) in the same manner and to the same extent that IBG would be required to perform it if no succession had taken place. Failure by IBG to expressly obtain such assumption and agreement prior to the effectiveness of a succession shall constitute a material breach of this Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and permitted assigns.
6.9    Headings. The paragraph and subparagraph headings contained in this Agreement are for reference purposes only and shall not affect the construction or interpretation of this Agreement.
6.10    Counterparts. This Agreement may be executed in several counterparts, and all counterparts so executed shall constitute one agreement, binding on the parties hereto, notwithstanding that both parties are not signatory to the original or the same counterpart.
6.11    Prohibition Against Certain Payments. Notwithstanding any other provision to the contrary herein, IBG shall not be required to make any payment to the Executive hereunder if such payment would be a “golden parachute payment” as defined in 12 CFR § 359 unless such payment can be made in compliance with such regulation.
6.12    Injunctive Relief. In the event that Employer, IBG and/or the Executive violate any of the provisions set forth in this Agreement, Employer, IBG, and the Executive acknowledge that the injured party would suffer immediate and irreparable harm and would not have an adequate remedy at law for money damages in the event that any of the covenants contained herein were not performed in accordance with their terms or otherwise were materially breached. Accordingly, Employer, IBG, and the Executive agree that, without the necessity of proving actual damages or posting bond or other security, the parties hereto shall be entitled to temporary or permanent injunction or injunctions to prevent breaches of such performance and to specific enforcement of such covenants in addition to any other remedy to which a party may be entitled, at law or in equity. In such a situation, the parties agree that the injured party may pursue any remedy available, including declaratory relief, concurrently or consecutively in any order as to any breach, violation, or threatened breach or violation of this Agreement, and the pursuit of any particular remedy or remedies shall not be deemed an election of remedies or waiver of the right to pursue any other remedy.
[Signature Page to Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written, but to be effective for all purposes as of the Effective Date.
INDEPENDENT BANK

                        By:    /s/ David R. Brooks
                            David R. Brooks
                            Chairman of the Board and CEO
EXECUTIVE:

                        /s/ Torry Berntsen
                        Torry Berntsen